As filed with the Securities and Exchange Commission on August 5, 2004

                                           Registration No. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             EDISON RENEWABLES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
         (State or Other Jurisdiction of Incorporation or Organization)

                                   88-0343832
                         (I.R.S. Employer Identification No.)

                1940 Deer Park Avenue, Deer Park, New York 11729
                    (Address of Principal Executive Offices)

                      CJM GROUP, INC. CONSULTING AGREEMENT

                              (Full Title of Plans)

                                    Paul Steo
                                    President
                             Edison Renewables, Inc.
                              1940 Deer Park Avenue
                            Deer Park, New York 11729
                            Telephone:(631)-422-5330
                            Telecopier:(631) 422-5800
            (Name, Address and Telephone Number of Agent for Service)

                  Copies of all communications and notices to:
                              Gavin C. Grusd, Esq.
                       Certilman Balin Adler & Hyman, LLP
                                90 Merrick Avenue
                           East Meadow, New York 11554
                            Telephone: (516) 296-7000
                           Telecopier: (516) 296-7111

                         CALCULATION OF REGISTRATION FEE
  ========================== ========================= ========================= ============================ =====================

                                                                  Proposed                   Proposed
      Title of Each Class                                          Maximum                    Maximum
         of Securities                   Amount                   Offering                   Aggregate                  Amount of
             To Be                        To Be                     Price                    Offering                 Registration
          Registered                   Registered                Per Share                     Price                      Fee
  ----------------------------- ------------------------- ------------------------- ---------------------------- ------------------
  ----------------------------- ------------------------- ------------------------- ---------------------------- ------------------

  Common Shares
   (par value
   $.001 per
   share)                              3,500,000(1)        $ 1.50(2)                  $ 5,250,000                  $ 665.17
  ----------------------------- ------------------------- ------------------------- ---------------------------- ------------------
  ----------------------------- ------------------------- ------------------------- ---------------------------- ------------------

  Total                                                                                                            $ 665.17
  ============================= ========================= ========================= ============================ ==================

              (1) Represents Common Shares to be issued pursuant to a Consulting Agreement dated August 3, 2004 between the
                       Registrant and CJM Group, Inc. for services rendered and to be rendered by CJM Group, Inc. to the Registrant relating to (A) assisting the Company in developing its
                       (i) business model and corporate structure, (ii) product market positioning, and (iii) strategizing the marketing of industry related products, and (B) performing certain advisory services in connection with potential acquisitions and corporate strategy. The Agreement is for a period of two years. The sole beneficial owner of CJM
                       Group, Inc. is Corey Morrison.

              (2) Estimated solely for the purpose of calculating the amount of the registration fee.


                                    PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

     Incorporated herein by reference are the following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     (a)  Annual Report on Form 10-KSB for the year ended March 31, 2004.

     (b) The description of the Registrant's Common Shares contained in the Registrant's Registration Statement on Form 10-SB/A, Amendment No. 5 (File No. 000-24595), which was filed with the Commission on February 28, 2000.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing.

Item 4. Description of Securities

     Not applicable.

Item 5.     Interests of Named Experts and Counsel

     Certain legal matters in connection with the offering of securities registered hereunder are being passed upon for the Registrant by Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554.

Item 6.     Indemnification of Directors and Officers

     Article 6.3 of the Registrant's Articles of Incorporation, as amended, provides as follows:

     "6.3.1 The Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expense

(including attorneys fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation and, with respect to any criminal action or proceeding. had actual knowledge that his or her conduct was unlawful.

     6.3.2 The Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened or completed action or suit by or in the right of the Corporation to procure a judgment in it's favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense the court shall deem proper.

     6.3.3 To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in (a) and (b) or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     6.3.4 Any indemnification under (a) and (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination by the Corporation that indemnification of the Director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (a) and (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

     6.3.5 Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in (d)
(sic) upon
receipt of an undertaking by or on behalf of the Director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section.

     6.3.6 The indemnification provided by this section shall not be deemed exclusive of any other rights to which those identified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and personal representatives of such person.

     6.3.7 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this section.

     6.3.8 A Director shall not be personally liable for breach of fiduciary duty when acting either as a Director or Officer except for acts involving intentional misconduct, fraud, a knowing violation of the law or the payment of illegal dividends. NRS 78.037. NRS 78.300."

Further, the Nevada Revised Statutes provides as follows:

PARAGRAPH  7  OF  NRS  78.138  DIRECTORS  AND  OFFICERS:   EXERCISE  OF  POWERS;
PERFORMANCE OF DUTIES; PRESUMPTIONS AND CONSIDERATIONS; LIABILITY TO CORPORATION AND STOCKHOLDERS PROVIDES:

     "7. Except as otherwise provided in NRS 35.230, 90.660,  (91.250,  452.200,
452.270, 668.045 and 694A.030, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

     (a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

     (b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law."

"NRS 78.747 LIABILITY OF STOCKHOLDER, DIRECTOR OR OFFICER FOR DEBT OR LIABILITY OF CORPORATION.


     1. Except as otherwise provided by specific statute, no stockholder, director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the stockholder, director or officer acts as the alter ego of the corporation.

     2.  A  stockholder,  director  or  officer  acts  as  the  alter  ego  of a
corporation   if:

          (a) The corporation is influenced and governed by the stockholder, director or officer;
          (b) There is such unity of interest and ownership that the corporation and the stockholder, director or officer are inseparable from each other; and
          (c) Adherence to the corporate fiction of a separate entity would sanction fraud or promote a manifest injustice.

     3. The question of whether a stockholder, director or officer acts as the alter ego of a corporation must be determined by the court as a matter of law."

"NRS 78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

     (1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

     (a) Is not liable pursuant to NRS 78.138 [directors and officers duty to exercise their powers in good faith and with a view to the interests of the corporation]; or

     (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS
78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     (2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a directo r, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

          (a) Is not liable pursuant to NRS 78.138; or
          (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     (3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

"NRS  78.751   AUTHORIZATION   REQUIRED   FOR   DISCRETIONARY   INDEMNIFICATION;
ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

     (1) Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

          (a) By the stockholders;

          (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

          (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

          (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     (2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     (3) The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

          (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

          (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person."

"NRS 78.752 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

     1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

     2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:
                    (a) The creation of a trust fund.
                    (b) The establishment of a program of self-insurance.
                    (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.
                    (d) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.


     3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

     4. In the absence of fraud:

               (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

               (b) The insurance or other financial arrangement:

                           (1) Is not void or voidable; and
                           (2) Does not subject any director approving it to
personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

     5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS."

     The effect of the foregoing is to require the Registrant to the extent permitted by law to indemnify the officers, directors, employees and agents of the Registrant for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.     Exemption from Registration Claimed

            Not applicable.

Item 8.     Exhibits

                4.1      Specimen Common Stock Certificate of the Registrant(1)
                5 Opinion of Certilman Balin Adler & Hyman LLP as to the legality of the Common Shares issuable pursuant to the Consulting Agreement dated August 3, 2004 between the Registrant and CJM Group, Inc.
                10.1 Consulting Agreement dated August 3, 2004 between the Registrant and CJM Group, Inc.
                23.1     Consent of Abrams and Company, P.C.
                23.2 Consent of Certilman Balin Adler & Hyman, LLP (included in the opinion filed as Exhibit 5 hereto)

------------
(1) Denotes document filed as an exhibit to our Form 10-SB/A filed with the Commission on February 28, 2000 and incorporated herein by reference.

Item 9.     Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deer Park, State of New York, on the 5th day of August, 2004.


                                            EDISON RENEWABLES, INC.

                                            By: /s/ Paul Steo
                                                -------------------
                                                Paul Steo, President

                                INDEX TO EXHIBITS


Exhibit          Description
Number           of Exhibit
-------          ------------


4.1               Specimen Common Stock Certificate of the Registrant(1)

5 Opinion of Certilman Balin Adler & Hyman LLP as to the legality of the Common Shares issuable pursuant to the Consulting Agreement dated August 5, 2004 between the Registrant and CJM Group, Inc.

10.1 Consulting Agreement dated August 3, 2004 between the Registrant and CJM Group, Inc.

23.1              Consent of Abrams and Company, P.C.

23.2 Consent of Certilman Balin Adler & Hyman, LLP (included in the opinion filed as Exhibit 5 hereto)

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(1)  Denotes document filed as an exhibit to our Form 10-SB/A filed with the
     Commission on February 28, 2000 and incorporated herein by reference.